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Filed below is a transcript of the Optium Corporation (“Optium”) conference call on June 5, 2008 regarding Optium’s third quarter fiscal 2008 financial results.

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This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements related to the anticipated consummation of the proposed combination of Finisar and Optium, the benefits of the proposed combination, the future financial performance of Finisar after the proposed combination and each company’s expected reported revenues for its latest quarter.  All forward-looking statements included in this filing are based on information available to Finisar and Optium as of the date of this filing and current expectations, forecasts and assumptions of each company.  Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those anticipated.  In the case of each company’s expected revenues for its latest quarter, these risks and uncertainties include adjustments to preliminary financial results that may result from the completion of the normal quarterly financial reporting process.  In the case of the proposed combination of Finisar and Optium, these risks and uncertainties include risks associated with the completion of the pending combination of Finisar and Optium and, if it is consummated, with the operations of the combined company and the other risks and uncertainties faced by each company, as reported in their most recent respective Forms 10-K, Forms 10-Q and other filings with the  SEC.  No forward-looking statements in this filing or those filings should  be relied upon as representing Finisar’s or Optium’s views or expectations as of any subsequent date and neither company undertakes any obligation to revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made.

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In connection with the proposed combination of Finisar Corporation (“Finisar”) and Optium announced on May 16, 2008, Finisar plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and Optium plans to file with the SEC the same Joint Proxy Statement/Prospectus.  The definitive Joint Proxy Statement/Prospectus will be mailed to the stockholders of Finisar and Optium after clearance with the SEC.  Each company will also file with the SEC from time to time other documents relating to the proposed combination.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT IS FILED WITH THE SEC, AND OTHER DOCUMENTS FILED BY EITHER FINISAR OR OPTIUM WITH THE SEC RELATING TO THE PROPOSED COMBINATION WHEN THEY ARE FILED, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED COMBINATION.

Copies of the documents filed with the SEC by Finisar or Optium may be obtained free of charge from the SEC website maintained at www.sec.gov.  In addition, Finisar’s SEC filings may be obtained free of charge from Finisar’s website (www.Finisar.com) or by calling Finisar’s Investor Relations department at 408-542-5050 and Optium’s filings may be obtained free of charge from Optium’s website (www.Optium.com) or by calling Optium’s Investor Relations department at 267-803-3801.

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OPTIUM CORPORATION

3Q FY 08 EARNINGS TRANSCRIPT

OPERATOR

Good day and welcome to Optium Corporation’s Third Quarter Fiscal 2008 Conference Call. Today’s call is being hosted by Eitan Gertel, Optium’s Chairman and CEO, and David Renner, Optium’s Chief Financial Officer. Today’s call is being recorded and now at this time I’d like to turn the call over to Miss Veronica Rosa, Optium’s Director of Investor Relations. Please go ahead.

VERONICA ROSA, DIRECTOR INVESTOR & PUBLIC RELATIONS

Thank you for joining us today to discuss Optium’s third quarter fiscal 2008 financial results.

Before we begin, we would like to caution you that some of the information discussed during this call, including expectations concerning revenue growth and profit targets, business strategy, customer demand, market observations and future plans, are based on information as of today, June 5, 2008.  In addition, some of the statements we make on today’s call constitute forward looking statements within the meaning of the Section 21-E of the Securities Exchange Act of 1934 and 27-A of the Securities Act of 1933.  We wish to caution you that such statements are just predictions based on current expectations and assumptions regarding future events and business performance and involve risks and uncertainties that could cause actual events to differ materially.

We refer you to the reports the company files from time to time with the US Securities and Exchange Commission, which are also available on the Investor Relations section of our website and contain and identify important factors that could cause actual results to differ materially from those contained in our projections or other forward-looking statements.  Optium undertakes no duty to update any forward-looking statements to conform to actual results or changes in the company’s expectations.

In connection with the proposed combination of Finisar and Optium, Finisar Corporation intends to file with the SEC a registration statement on form S-4 containing a joint proxy statement/prospectus and Optium plans to file the joint proxy statement/prospectus with the SEC.

Each company will also file with the SEC from time to time other documents relating to the proposed combination.  Investors and security holders are urged to read carefully the joint proxy statement/prospectus, when it is filed with the SEC and other documents filed by either Finisar or Optium with the SEC relating to the proposed combination when they are filed because they will contain important information.

During the conference call, we will be referencing both GAAP and non-GAAP financial measures.  A complete reconciliation between our GAAP and non-GAAP measures is available in the investor relations section of our website.  All financials measures discussed during this call, unless otherwise noted, are GAAP.

Today’s call will feature an overview from Eitan, then Dave will review our financial results for the third quarter.  Eitan will follow with an update on our goals and strategic priorities for fiscal 2008.  Dave will then wrap up with our guidance for the fourth quarter.

I will now turn the call over to Optium’s CEO, Eitan Gertel.

EITAN GERTEL, CHAIRMAN AND CEO

Thank you, Ronnie and thank you all for joining us today.

This afternoon, we were pleased to announce our results for the third fiscal quarter of 2008.  Highlights for the quarter included record revenues of $45 million, exceeding our original forecasted range of $42-$44 million, fueled by product and customer diversification strategies that continue to strengthen our overall revenue mix.

As we have stated on prior calls, we are focused on three main drivers of growth in fiscal 2008:

•	10G and cable TV product line expansion;

•	40G and ROADM product line ramp; and,

•	customer diversification,

Execution in each of these areas over the last nine months has strengthened our competitive profile, with strong technologies that are geared toward the highest growth areas of the optical communications market.

During the third quarter, we continued to add to the progress we’ve made in each of these areas throughout the fiscal year.

•	In the 10G area, we strengthened our position as a leading supplier of tunable products with our highest quarter ever of tunable shipments.

•	In the cable TV area, we experienced strong sequential growth due to solid demand from our expanded customer base.

•	Turning to our 40G and ROADM product line development, both are going extremely well.

•

Revenues from our 40G product line represented 5% of the revenue mix in the third quarter, one quarter ahead of our original goal for the fiscal year.  Our 300pin, line side, DPSK solution began shipping in the second quarter and took off quite well during the third quarter.

•

Revenues from WSS ROADMs and ROADM circuit pack products reached 19% of revenues in the third quarter.  Our target, as we’ve mentioned on prior calls, is for ROADM products to reach 20% of revenues for our fourth fiscal quarter. We are very optimistic that we will exceed this target.  During the third quarter, we also passed through our capacity run rate milestone of 1,000 units per quarter in our Sydney facility, and we are already in process of further expanding that capacity.

•

Lastly, our customer diversification effort continues to support growth for Optium in 10G as well as 40G and ROADM products. In the third quarter, over 10% of our revenues came from new Fiscal ‘08 customers.

As most of you know, on May 16, Optium and Finisar announced that we had signed a definitive merger agreement which calls for the two companies to combine via a stock-for-stock tax-free exchange.

Finisar, with its core strength in enterprise networking and storage, is a great complement to Optium’s core strengths in telecom as well as the cable TV market.  With little product overlap, we will have the broadest product portfolio in the industry addressing some of the highest growth areas in the optical communications market.  In terms of manufacturing, the merger combines Finisar’s best-in-class low-cost manufacturing with Optium’s mass customization expertise.  We think there’s great potential here as our two companies come together and we are looking forward to a successful closing.

Due to the anticipated timing of the merger closing during the third calendar quarter, we expect Q4 will be business as usual for Optium and we are looking forward to continued execution and a strong close to our fiscal year.  In all, we are pleased with our progress.  We are managing to a high rate of growth fueled by new products and new customer qualifications.

I’ll circle back to our outlook for the business later in the call, but first I’m going to turn the call over to Dave Renner who will give you a look at our financial results for the quarter.

Dave…

DAVID RENNER, CHIEF FINANCIAL OFFICER

Thank you, Eitan.

Revenues for the third quarter were $45.0 million, an increase of 30.3% as compared to $34.5 million for the same period a year ago.   As communicated on our last quarterly conference call, our expectation was for revenues to be in the range of $42-$44 million.

All product lines experienced growth year over year.  10 and 40G revenues grew approximately 11% year to year, while 40G alone grew to 5% of revenues, from zero in Q3 FY07.  ROADMs grew to 19% of revenues, from 3% in Q3 FY07, while revenues from our Analog & Cable TV product area grew by about 4% year over year.

Looking at the growth trends sequentially, third quarter revenues grew 11.7%, fueled by growth across all product lines.  10 and 40G revenues grew approximately 3% from Q2.  10G alone grew a little over 1% from the second quarter, with strong demand for tunables and XFP devices offset by declines in shorter-reach 300pin.  Q3 reflects a full quarter of 2008 annual pricing adjustments for 10G.   40G revenues were $2.3 million, increasing 29.5% sequentially.   Revenues from our WSS ROADM and ROADM circuit packs grew to roughly $8.4 million in the third quarter, an increase of 44% sequentially.  Analog & cable TV product revenues grew 18% sequentially.  As we’ve stated before, analog & cable TV has a limited number of customers, Cisco/Scientific Atlanta being our primary cable TV customer, which can contribute to large fluctuations in revenue quarter to quarter.

From a customer perspective, we had three 10% or greater end customers that purchased product either directly or through contract manufacturers in the quarter.  These three customers represented approximately 55% of total revenue and were the same as our top three customers in Q2.  Revenues associated with our top five end customers declined to 71% in Q3, compared to 73% in Q2 primarily due to our product line diversification efforts.

In the remainder of my comments, I’ll speak to both GAAP and Non-GAAP results.  Our non-GAAP results for the current and all prior periods are posted on our investor relations website.

Q3 GAAP and non-GAAP gross margins were 26.5% and 26.6%, respectively, declining from 27.0% and 27.2% in the prior quarter.  Non-GAAP gross margins declined by 60 basis points from Q2 largely due to a full quarter of 2008 pricing as well as a higher mix of lower-margin XFP, and certain line card solutions in the quarter.   We also saw some additional 10G price pressure from customers not subject to our annual price negotiations.    We are working aggressively on lowering costs, particularly for pluggables and certain line cards but it will take a few quarters to fully realize the benefit.  These margin pressures in the quarter were partially offset by a stronger contribution from higher-margin product lines such as 40G and ROADM which continues to perform above corporate average.

GAAP operating expenses for the third quarter were $13.2 million or 29.3% of revenues compared to $12.2 million, or 30.3% of revenues in the prior quarter.  Excluding stock-based compensation, patent litigation costs, Finisar merger transaction expenses and other non-GAAP adjustments, non-GAAP operating expenses were $10.6 million or 23.5% of revenues in the third quarter compared to $9.8 million or 24.3% of revenues in Q2, an increase of $800,000.  As we stated last quarter, we had anticipated that non-GAAP operating expenses would increase by approximately $1 million Q2 to Q3, primarily to fund new opportunities in R&D as well as seasonal expenses such as the OFC trade show.

Both GAAP and non-GAAP operating margins improved slightly sequentially.  GAAP operating margins improved from negative 3.3% to negative 2.8%.  On a non-GAAP basis, operating margins improved to 3.1% from 2.9% in the prior quarter.

Interest income of $402,000 declined sequentially, primarily driven by lower interest rates.

GAAP income taxes totaled a benefit of $217,000 for the quarter.  Our non-GAAP cash effective tax rate, came in at roughly 5% for the third quarter and should be about the same for Q4.

On a GAAP basis, we incurred a net loss for the third quarter of $662,000 or $.03 per share.  This includes $614,000 in Finisar merger transaction expenses incurred in the third quarter, as well as other items we typically exclude on a non-GAAP basis, such as patent litigation costs and stock-based compensation.  On a non-GAAP basis, net income was $1.7 million, or $.07 per diluted share.

Moving to the balance sheet and cash flow —

Cash and short-term investments totaled roughly $46 million, a decline of about $6 million from last quarter.  We used $3.3 million in cash from operations for the three month period, or $5.5 million year to date.  Cash was used to support investments in receivables and inventory associated with the high level of revenue growth this year, including two new product lines.      Capital expenditures for the quarter were $2.7 million, or $9.5 million year to date.  Cap ex, year to date, is running a little less than 8% of sales, higher than historical levels, primarily as a result of investments in building out production capacity for our new 40G and ROADM product lines.

Days sales outstanding in Q3 were 66 days compared to 68 days in Q2.    Inventory turns for the third quarter were 4.2 compared to 4.4 in Q2.

Back to you, Eitan.

EITAN GERTEL

Thanks, Dave.

At the beginning of year, we set out a detailed strategy to achieve above market growth in fiscal 2008.  In executing against this strategy, we have leveraged our core strengths in higher-end products to reach a growing list of customers world-wide.  It’s a strategy that matches product lines to high-growth areas of the optical communications market.  That market, as we often mention, is being fundamentally driven by an accelerating investment in bandwidth capacity expansion to support fast growing video transport requirements, including on-demand internet video, IPTV and expanded HD TV offerings on cable TV networks.

Taking a brief look at our identified growth platforms for fiscal 2008 in terms of future trends  —

•

10G represented a little less than 60% of our revenue mix in Q3. Increased bandwidth and more agile systems within the network continue to drive the demand for tunability.  Optium is a leading provider of tunable transceivers and we continue to build on that each quarter. In the third quarter, more than 70% of our 10G revenues came from tunable products. New products, such as our small factor tunable, as well as new customer opportunities are contributing to our success.

•

At the cable TV area, we believe this market is growing by about 5-10% per year with overall market demand driven by the fundamental need for cable TV operators to remain competitive with telecom companies as FTTx programs continue to gain momentum. From a product perspective, we continue to ramp our new DWDM 1310 and 1550 nanometer return path node transmitters. These two next generation technologies allow cable TV MSOs to significantly expand capacity without adding new fiber to the network.

Turning to our product line expansion goals:

•

In our 40G area, the market for 40G is expected to grow significantly over the next several years, with some industry analysts predicting compound annual growth rates of over 60% through 2011.  For Optium, overall customer demand continues to grow for our 40G portfolio. Our portfolio is based on the 300pin MSA and includes advanced modulation formats addressing both client and line side applications. On the line side, demand for our DPSK solution, which we began shipping in volumes in Q2, is building considerably. As a result, we expect to ramp DPSK capacity very aggressively over the next two quarters. Following that, we are looking forward to demonstrating our newest next generation line side product, our DQPSK solution, sometime in the July ‘08 timeframe with production slated for Q2 fiscal 2009.

•

Our ROADM revenues continued to ramp nicely in the third quarter, with revenues reaching 19% of our mix. As we have stated before, we’d like to see ROADM products comprise about 20% of our revenue mix for the fourth quarter, so we would expect to exceed this goal in Q4. As you recall, we have been on an aggressive program to ramp capacity to a run rate target of a 1,000 units per quarter by the end of our Q3 — a goal we met late in the quarter. We continue to expand this capacity with the transfer to our larger facility in Sydney and expect to be shipping product from this new facility later in Q4. Near-term capacity efforts will be directed toward our 50GHz platform, with a goal of reaching equal capacity for both our 100GHz and 50GHz platforms within the next few quarters.  According to industry data, the market for ROADMs is expected to grow by a CAGR of over 30% over the next several years. In addition, the market is still evolving, and I believe, is still expanding. In the last 18 months, market demand for ROADMs has evolved from core to metro applications and is currently expanding to the edge of the optical network. To stay at the forefront of these opportunities, we have continued to expand our ROADM product line, taking advantage of the flexibility of our LCoS technology to address demands for higher port counts and higher resolution, such as our 50GHz platform. During the quarter, for example, we continued to ramp production capacity for high port count 50GHz devices. These market leading offerings continue to attract new customers.  Over the next year, we expect to ramp in volume with additional Tier 1 customers that we’re working with today, so we remain very optimistic that our ROADM product line will continue to be a very important growth driver for us.

On the third area of focus, which is the customer diversification, this area is going very well.  Added sales focus on certain key customers and geographic regions in FY08 has strengthened our customer profile and has added to the successful ramp of our new product lines.  A clear example of our success in this area has been our ability to deliver record revenue performance every quarter of this fiscal year, while absorbing considerable swings in demand from our top FY07 10G telecom customers.  To track our execution in this area, we had set a goal of generating 15% - 20% of our revenue from new customers.  In the third quarter, we reached 10% and expect this ratio to strengthen in the fourth quarter as we begin to more aggressively ramp revenues with key customers in Asia.

Our expectations for growth for fiscal year 2008 was originally targeted at 30% year over year.   Inclusive of our expectations for the fourth quarter, we would expect to deliver growth of approximately 34% to 36% for fiscal year 2008.  This growth rate is significantly exceeding the growth rate of the optical modules and subsystems market.   Naturally, this type of growth has required a great deal of upfront investment and management focus.   Our better than expected growth this year is a direct result of product and technology investments, such as the accelerated introduction of line side 40G and our 50GHz ROADM platform.  In response to customer demand, we have raised the level of R&D spending this year, so that we could introduce higher-end technologies like these into the marketplace sooner than originally planned.  Going forward, we intend to be equally aggressive in improving profitability.  One of our near-term priorities will be addressing our cost structure for 10G, especially for lower margin shorter-reach pluggable products and certain line card solutions.   For example, we have a number of lower-cost component suppliers currently ramping capacity to accommodate demand for our new, lower-cost designs.  Our higher-margin 40G and ROADM product lines are performing to expectations and will add to the gross margin benefits which we expect to realize.

In summary, we feel good about our business.   In the fourth quarter, we’ll continue to focus on the growth platforms we’ve put in place during fiscal 2008, while we continue to form plans for a successful integration with Finisar.

And now I’d like to turn the call back to Dave, who will wrap up with our guidance.

DAVE RENNER

Thanks, Eitan,

For the fourth quarter, we expect revenue to be in the range of $47 to $49 million.  Our guidance incorporates bookings to date, customer forecasts, discussions and overall market trends.  As a general reminder, high customer concentration and the timing of shipping and deployment cycles that are indicative of our industry may cause fluctuations in revenues quarter to quarter.

Gross margin in the fourth quarter is expected to be roughly flat sequentially.  There is possibility for gross margin improvement, but that will be dependent on mix and timing of cost reductions.  While our ROADM and 40Gb/s products continue to carry higher than average gross margins, we are still very sensitive to mix, especially within our 10G product line.  Cost improvements, as Eitan discussed, are underway but will take a couple of quarters to fully realize.   Non-GAAP operating expenses are expected to increase by about $700,000 from Q3.  At the high end of our expected revenue range, this would represent a non-GAAP operating

expense ratio of about 23% compared to 23.5% in Q3 and 24.3% in Q2.   In terms of tax rate, as I stated earlier, we are now modeling a non-GAAP cash effective tax rate of approximately 5% for the full year.

That concludes our formal remarks.   We will now open up the call for questions; however, please note that we are not going to be taking merger related questions.  Please go-ahead operator.

Operator: [Operator Instructions] We’ll go first to Paul Silverstein with Credit Suisse.

Q — Paul Silverstein

Thanks, Eitan can you hear me?

A — Eitan Gertel

Yes.

Q — Paul Silverstein

So, first if you don’t mind before asking any real questions I just need to ask a few questions. Dave, I think you’ve now given us enough where we can gauge the pieces, but I just want to make sure; you said ROADMs were 8.4 million, 40G was 2.3 million and I think you said transmitters was 7.7, is that right?

A — David Renner

ROADMs were 8.4, 40G was 2.3  — and which transmitters are you talking about, are you talking about cable TV?

Q — Paul Silverstein

Yes, are they run [ph]?

A — David Renner

Yes, it’s roughly — just over 7.5 million for cable.

Q — Paul Silverstein

All right, so in order to figure out your 10G revenue, maybe you’ve just given a number, but I trust that you can just take the total revenue, subtract that 7.5, subtract the 40G, subtract the ROADM and that leaves you with the 10G revenue, correct?

A — David Renner

Yes.

Q — Paul Silverstein

Could you just give me that number?

A — David Renner

It’s just about 26 million.

Q — Paul Silverstein

All right, in — so that begs the next question which is, what was 10G last quarter? It was 25, right, because you said it was up 1 million?

A — David Renner

It was up about 1% I believe.

Q — Paul Silverstein

A percent, so it would have been roughly 24 million, is that...?

A — David Renner

No, 25 7, something like that.

Q — Paul Silverstein

Excuse me, my math. 25 7 — last quarter, where were transmitters?

A — David Renner

Give me a second here, Paul.

A — Eitan Gertel

Well, they seemed the same quarter-over-quarter, so

Q — Paul Silverstein

What was that, Eitan?

A — Eitan Gertel

The Cable TV section grew 18% quarter-over-quarter.

Q — Paul Silverstein

You said it was 7.5 million this quarter?

A — Eitan Gertel

David is going to give you the right number in a second.

A — David Renner

Q2 analog and cable TV was 7.1 million and the current quarter. Q3 was 8.4 million analog and cable TV.

Q — Paul Silverstein

Perfect. All right, now for the substantive questions, I guess from a margin perspective I know you guys are investing in the business. I know the revenues are ramping well. The new products are all going nicely, ROADMs, 40G, etcetera. The one place I guess I don’t fully understand; maybe it is what it is, but on the gross margin front, we’ve now had several quarters where they’ve been going in the wrong direction. And I understand the reasons for that. But I guess I’m trying to understand, is there a structural industry issue above and beyond what many of us think we already know about the components industry that is proving to be an extraordinary challenge in you getting your gross margins moving to and above 30%?

A — Eitan Gertel

Paul, what we’ve have said is that our gross margins are very sensitive to mix because we have our two top products producing higher gross margin, much higher than our average gross margin, which is the ROADM and 40G. And there we see ourselves achieving the correct gross margin and this is marching forward very good. Where we saw the pressure is, first of all, is definitely on 10G. But first of all, it’s on the mix of how much pluggable product we get versus the overall ratio of products, because the short reach XFP is the lowest gross margin product we have in the company. And the second thing is this is the first quarter we implemented all the yearly pricing for full quarter, - our yearly price reduction with customers. But in addition to that, there was market price pressures even on the customers we don’t negotiate more often, which we had to accommodate. So I would say right now we have implemented the cost savings in XFP and as Dave was saying in the next couple of quarters this is the process which we’re going to work in and bring us to where the margin was supposed to be for the 10G, even though the pressures on the prices were higher than we expected. Like I said the margin on the 40G and ROADM is performing to our plan and is executing very well. And as we go forward towards our long term goal we expect that the mix of products or the overall mix of revenue from those products will be higher. And the contribution to the overall margin will be higher. So we can achieve our long term goals.

Q — Paul Silverstein

So I’m just trying to understand here. But to the extent that ROADMs and 40G are ahead of expectations and therefore the gross margin benefit should be that much better than what you were expecting. Obviously the balance of business in terms of the mix on the pluggable side and short reach as well as the pricing pressure was greater than you expected. The question I have is going forward, whre are you reducing costs? What is your confidence that pricing pressure is going to moderate? And this has been an industry where you’ve always had pricing pressure no matter what product line, whether systems or components, but here it looks like there was a step up in the pricing pressure. What view do you have that says that this is a one time extraordinary event? Or is this just life as you know it and as it’ll continue to be?

A — Eitan Gertel

So in general I would say that the majority of our revenue is coming from long-term contracts which is — we take it this quarter, for the whole quarter, and then we know what they’re going to be for remainder of the year - until next January in 2009.  And for the rest of the product, as you said, yes we have had more price pressure. But in general we feel that, you know, the market is getting to a point where it’s going to be slowing down on the level of price pressures on the long run. I can’t tell you they’re going to go down to zero. But I think they’re still going to be price pressure there. But they seem to be starting ... people starting to talk right now that the next level of price reductions are going to slow down.

Q — Paul Silverstein

You think, Eiitan, that if I’d asked you that question a year ago, would it have been the same response in terms of slowing down upon the rate of change and the pricing pressure?

A — Eitan Gertel

I think a year ago our product mix would have been different. And where we talk about price pressures in a big way is on the pluggable product. Which a year ago we didn’t have much of those products in our mix. So definitely not on the short reaches so much but we feel more of it this year. And you would ask me if my answer would be different, I’m not sure. But this is the feedback we’re getting right now from our customers.

Q — Paul Silverstein

I’ve got two last quick questions. In terms of the split between revenue from long-term contracts and revenue from non-long-term contracts where you could have pricing pressure from time to time throughout the course of year. Can you give us some more granularity in terms of the split?

A — Eitan Gertel

I would say in general, we would say that’s about 60% of our revenue. At least 60% of our revenue comes from long-term contracts on customers who buy our 10G product—as it relates to the 10G product.

Q — Paul Silverstein

All right. And finally, you know, historically you have the issue with Alcatel Lucent & Ericsson in terms of customer concentration with two customers where there were various things happening at each one that causes disruption of the business, the current three 10% customers that accounted for 52% of your revenue. Are you comfortable that those customers don’t pose a, I recognize the future is hard to predict, but at this point in time is there any reason to be concerned that there will be an issue like we’ve seen in the past with any of those 10% customers?

A — Eitan Gertel

For what we know, we feel pretty comfortable where we’re at with those customers. If you look at the top three customers you know in Q2, they were the same as Q3 and we don’t see a major change in that consideration going forward as we stand today. I don’t know what the prices will be but we feel comfortable with what they say to us and we feel comfortable where we are. And also in addition to that you have to consider that our diversification program is actually helping us to tame all those issues and it’s been working well for us during this year. And we expect it to keep working well for us as we’re going into the future.

Q — Paul Silverstein

And you said those three 10% customers are taking a wide range of product?

A — David Renner

Yes they do. They take across all our products.

Q — Paul Silverstein

All right. And finally the Asian suppliers including Huawei, are they grade, did you mention, I apologize if you mentioned on the call but can you give us some sense for where they’re at as a percentage of revenue?

A — Eitan Gertel

We don’t...

A — David Renner

All of our customer diversification program, which is primarily Asia, Paul was, contributed about 10% of our revenue last quarter.

Q — Paul Silverstein

Perfect. I’ll move it on. Thanks.

A — David Renner

Thanks.

Operator: We’ll take our next question from Paul Bonenfant with Morgan Keegan.

A — Eitan Gertel

Hi, Paul.

Q — Paul Bonenfant

Thanks. Hi there. First question, your strength in the analog and cable TV, you showed strong sequential growth there. Does part of that reflect shipping to a new customer or is that primarily strength into existing customers?

A — Eitan Gertel

Absolutely, Paul. But the only thing is we don’t call it new customer anymore. We’ve been talking about for a few quarters about new customer. Now we have a couple customers in cable TV and it does reflect shipping to both of them. Absolutely.

Q — Paul Bonenfant

Okay, great. Now in terms of your talking about ramping capacity in ROADMs, continuing to do that. You talked about demand growing considerably for the 40 gig products and ramping capacity for those products over the next two quarters. Would it be fair to say that your capacity constrained today and if you could build more you would ship more?

A — Eitan Gertel

I would say that right now everything we build in ROADM we ship. And right now in the 40G it’s slightly different. Everything, you know, we build and we ship the products but there’s a lot of transformation since the production of the product is done in PA rather than where it’s developed in Israel, there’s a lot of NPi process to push it into the production line and get it to the customer as fast as we can.

Q — Paul Bonenfant

Okay. I’m going to come back to the question that that Paul had there. I didn’t know if I’d quite caught the answer on customer diversification.

A — Eitan Gertel

Okay.

Q — Paul Bonenfant

Is there a chance that we may see a new 10% customer on the list in Q4? Perhaps coming out of the Asia-Pacific region.

A — Eitan Gertel

I mean, the thing with that I can’t predict that because we’re not at the end of Q4 at this point. We are very; we have very — a large companies who are customers in there. And whether they happen in Q4 and Q1 is yet to be seen. But it’s — I expect it to be in the next few quarters, yes.

Q — Paul Bonenfant

Okay. And last question, if I may? You may have addressed this already, but I’ll circle back anyway. The gross margin benefits that you’re talking about realizing, it doesn’t sound like we’re going to see an uptick there for at least a quarter, maybe two. Do you have a sense for what timeframe we might see some of these benefits?

A — Eitan Gertel

So...

Q — Paul Bonenfant

And maybe a reversal of direction of gross margin?

A — Eitan Gertel

So Paul, what we said is, the gross margin improvement is going to happen from two areas. One is the mix change as we grow 40G and ROADM, as they’re a larger part of the mix. So our gross margin, overall for the company, should improve. But as we talk specifically about the 10G products, it’s not a set function; it’s going to be a continuous process from now into next couple of quarter. So we expect some of it to start happening, but as we go along, we expect the full benefit to happen in, again, a couple of quarter.

Q — Paul Bonenfant

Okay. Thank you for taking my questions.

A — Eitan Gertel

Thanks, Paul.

Operator: We’ll go next to John Harmon with Needham & Company.

A — Eitan Gertel

Hi, John.

Q — John Harmon

Hi. Good afternoon.

A — Eitan Gertel

How are you?

Q — John Harmon

I’m no good at — thank you. Just working off the last question, what kinds of things are you going to do to reduce cost of your 10G products? I assume it’s, given the predominance of revenue, it’s more transponders and pluggable transceivers. Is it offshore sourcing? Or maybe you can just list a couple of the things you’re working on that’ll reduce cost over time.

A — Eitan Gertel

Those efforts do not include where the products are made. It’s all a swapping of components on the optical side and how we get the best cost and not changing the performance to our customers. Those are not new designs. We have designs already developed and implemented. It’s a function of all our suppliers ramping up to where they need to be.

Q — John Harmon

Okay, thank you. And you were talking about your two ROADM channel spacings. Are those both product that you can make in your old and new facility? Or is the new facility do — down 50GHz where the original facility does 100?

A — Eitan Gertel

Obviously, 100 through our original facility they’ve been making them for awhile. The 50 gigahertz ROADM for the new facility is being shipped to customers during the last quarter in a more serious quantity. And as we move from the old facility to the new facility, all the products are going to be transferred to the new facility and we’ll keep ramping up capacity. The way the transformation is designed so that we don’t get a hiccup on deliveries, both facilities will be out up for a little while. As we are confident that we can make the shipment and the ramp, then we shut down one and move the rest into the other.

Q — John Harmon

Okay. Thank you. And just finally, I apologize — this was — after having a fantastic quarter. This was kind of a glass half empty type question. You know your Q3 guidance was up 2 to 4 million and you’re up about 5, which makes your Q4 guidance of 2 to 4 million just look weaker in comparison. Is that conservatism or is there some capacity constraints coming into play? Maybe you can elaborate on that please.

A — Eitan Gertel

I mean look, we were trying to project quarter over quarter growth. We are still well above our projections for the year, and we’ve tried to be conservative in our numbers and make sure that things happen and we’ll see what happens during the rest of the quarter.

Q — John Harmon

Thanks. Sorry. I just had to ask that. Thank you. Thanks.

Operator: We’ll go next to John Lau of Jefferies and Company.

Q — John Lau

Great. Thank you. In terms of your ROADM there has been a significant ramp in. And we’ve been on a couple of quarters now on that ramp in, it looks open ended. Can you tell us how much visibility and how closely you work with your customers to kind of see where that ultimate terminal value is, and how that ramp continues?

A — Eitan Gertel

I’m not sure about the term ultimate terminal value. But I would say that we’re working with many customers right now, there are around 10 customers. When 3 or 4 of them are the main revenue generators for all our ROADM products, and the rest of the customers are new customers which a lot of them are Tier 1’s, which are coming in for either 100G or 50G or a flexible channel plan product. And every ROADM we make we ship. And we keep raising our capacity. Right now capacity growth is centered also in addition to the 100G, around the 50G. So we believe by the end of this quarter we’ll have significant capacity on both of those product lines on the low port count and the high port count. And we’ll continue to grow that in the next couple of quarters. And the demand coming from our customers makes us feel pretty comfortable about our ramp plan.

Q — John Lau

Great. And as you’re close to capacity anyway, but I guess the main point was is that you continue to work pretty closely with your customers on all their needs as they continue to ramp through the year, right?

A — Eitan Gertel

Absolutely. And as we have new requirements, we continue to work with them on those two as we have a flexible platform, so we can help them bid different type of projects and help them win.

Q — John Lau

Great. Thank you.

Operator: We’ll go next to Ajit Patel of Thomas Weisel.

Q

Hi, this is Sveen Enenmaa calling in for Ajit Patel. Couple of quick questions. Just wanted to ask about the tunable product being your 10G mix. What of the percent of that product in that last quarter and in the year-ago quarter?

A — Eitan Gertel

I think last quarter we said is that 60 or 70% of our 10G revenue came from tunable product. What it was last year, I honestly don’t remember, what we can say it was probably in the similar number, maybe even slightly higher for the turnable. We can check.

Q - Sveen

Another question I have, in terms of the full impact of the pricing reductions you guys talked about last quarter, what was that impact on the gross margin in the current quarter, can you quantify that?

A — Eitan Gertel

You say what was the specific...

Q - Sveen

You had the full quarter impact of the pricing reduction — the negotiated pricing reduction in the current quarter, which I guess you might have the partial quarter impact in the last quarter?

A — Eitan Gertel

Yes, in the last quarter it was only one month, which is January. This quarter it is the whole three months we are carrying back and by the way that’s not the only impact. The other impact is the higher mix of the short reach pluggable product into the mix. So altogether, they impacted our margin. You are asking what range of margin impact did they do? I would say between 0.5 to 1% in the overall mix of our products.

Q - Sveen

And the last question I have, in terms of the capacity additions, should we expect for the next quarter the same margin impact from the capacity additions as you guys have this quarter?

A — Eitan Gertel

For which product are you asking about?

Q - Sveen

In terms of 40G and ROADM.

A — Eitan Gertel

Basically we expect that the margin of the 40G and the ROADM to track what they did this quarter and actually slightly improve and as we said on the call, those are the two highest margin products we have and their contribution to the overall margin is actually pulling the margin of the company up and as we see the mix of those products growing, we see more positive impact on the margin. So as we go along in the ramp percentage of quarter-over-quarter is slowing down, we should see that impact less; it has become lesser and lesser. But still, they are performing to our plan and they are our highest growth margin products that we have.

Q - Sveen

Thank you.

Operator: [Operator Instructions] We’ll go next to Todd Koffman with Raymond James.

Q — Todd Koffman

Thank you very much. A question on the ROADM business; you’ve been very successful ramping this business very nicely and you’re even still counting like you expect it to continue to ramp very nicely. You made a comment that this business is now split between three or four main customers. I was under the impression this was one, very large, anchor customer rounded out by some much smaller companies. Is that accurate or this business more evenly split between three or four player, customers?

A — Eitan Gertel

When we started this business a couple of quarters ago the concentration was much higher into one customer. And as we go and add more customers, the rest of them are ramping up. Right now we’ve said the majority of the business by far is four customers. Yes, one of them is the largest one but its magnitude of the overall share is lower. So the diversification of more and more customers taking ROADM products is growing as every quarter we pass by. And we expect it to continue as we are dealing right now with 10 different customers world wide and lots of them are tier one customers who are ramping their requirements with us.

Q — Todd Koffman

Thank you, great success. Good luck.

A — Eitan Gertel

Thank you.

A — David Renner

Thanks, Todd.

Operator: And there are certainly no further questions at this time. I’d like to turn the conference back over to management for any additional or closing comments.

Eitan Gertel, President and Chief Executive Officer

Thank you, all for attending our conference call. Have a great evening.

Operator: And that does conclude today’s conference call. Thank you, for your participation and you may disconnect at this time.